Exhibit 99.3

Excerpts from Offering Memorandum

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical consolidated financial data as of February 1, 2020 and February 2, 2019 and for the three years ended February 1, 2020, February 2, 2019 and February 3, 2018. The data was derived from our audited consolidated financial statements included in our 2020 Form 10-K, which is incorporated by reference herein. The historical financial information may not be indicative of our future performance. This information is only a summary and the financial data below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Form 10-K.

	Fiscal years ended
	February 1, 2020		February 2, 2019	February 3, 2018
($ in millions)
Statement of operations data:
Net sales	$6,466.0		$8,285.3	$8,547.1
Cost of sales	4,557.3		5,977.2	6,062.2

Gross profit	1,908.7		2,308.1	2,484.9
Selling, general and administrative expenses	1,922.7		1,994.2	2,031.9
Goodwill impairments(1)	363.9		970.7	—
Asset impairments(2)	21.7		45.2	13.8

Operating (loss) earnings	(399.6)		(702.0)	439.2
Interest income	(11.3)		(5.7)	(1.5)
Interest expense	38.5		56.8	56.8

(Loss) earnings from continuing operations before income taxes	(426.8)		(753.1)	383.9
Income tax expense	37.6		41.7	153.5

Net (loss) income from continuing operations	$(464.4)		$(794.8)	$230.4
(Loss) income from discontinued operations, net of tax(3)	(6.5)		121.8	(195.7)

Net (loss) income	$(470.9)		$(673.0)	$34.7

Cash flow data:
Net cash flows (used in) provided by operating activities	$(414.5)		$325.1	$434.9
Net cash flows (used in) provided by investing activities	(60.9)		635.5	(60.6)
Net cash flows (used in) provided by financing activities	(644.7)		(174.7)	(202.5)
Capital expenditures	78.5		93.7	113.4

Balance sheet data (end of year):
Cash and cash equivalents	$499.4		$1,624.4
Receivables, net	141.9		134.2
Merchandise inventories, net	859.7		1,250.5
Total assets	2,819.7		4,044.3
Total debt	419.8		820.8
Total liabilities	2,208.2		2,708.1
Total stockholders’ equity	611.5		1,336.2

Other operating and financial data

Comparable store sales (decrease) increase	(19.4)%		(0.3)%	5.8%
Number of stores at fiscal year end	5,509		5,830	5,947
Adjusted EBITDA(4)	$167.4		$468.9	$636.0

As adjusted financial data(5)

Ratio of Adjusted EBITDA to interest expense(4)	4.4	x
Ratio of total debt to Adjusted EBITDA(4)	2.5	x

(1)

During the second quarter of fiscal 2019, we determined that a triggering event occurred as a result of a sustained decline in our market capitalization; therefore, we performed an interim impairment test for our goodwill. As a result of the interim impairment test, we recognized a goodwill impairment charge totaling $363.9 million related to our United States segment. We have no remaining goodwill as a result of the impairment charge. In fiscal 2018, we recognized goodwill impairment charges of $970.7 million related to our continuing operations. No goodwill impairment charges related to continuing operations were recognized in fiscal 2017.

(2)

We recognized store and other asset impairment charges of $10.7 million, $2.1 million and $2.8 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Store and other asset impairment charges relate to our evaluation of store property, equipment and other assets in situations where an asset’s carrying value was not expected to be recovered by its future cash flows over its remaining useful life. Additionally, we recognized a $8.7 million corporate aircraft impairment charge in fiscal 2019.

As a result of an impairment test performed during fiscal 2019, we recognized a charge of $2.3 million related to our ThinkGeek trade name. During fiscal 2018, we recognized impairment charges of $31.9 million and $5.3 million related to our Micromania trade name and ThinkGeek trade name, respectively, and fully impaired the remaining carrying value of $5.9 million associated with ThinkGeek customer relationships. In fiscal 2017 we recognized an impairment charge of $11.0 million associated with our Simply Mac Apple dealer agreement intangible asset. See Note 5, “Fair Value Measurements and Financial Instruments” and Note 7, Goodwill and Intangible Assets” of the notes to the consolidated financial statements, included in Item 8, “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended February 1, 2020.

(3)

On January 16, 2019, we completed the sale of all of the equity interest in our wholly-owned subsidiary Spring Communications Holding, Inc. (“Spring Mobile”) to Prime Acquisition Company, LLC (“Prime”), a wholly-owned subsidiary of Prime Communications, L.P., pursuant to an equity purchase agreement dated as of November 21, 2018 (the “Equity Purchase Agreement”). The net cash proceeds received from the sale totaled $727.9 million. The net proceeds received at closing consisted of the purchase price of $700.0 million less $10.5 million of transaction costs, plus preliminary adjustments totaling $38.4 million for working capital and indebtedness. We recognized a gain on sale of $100.8 million ($65.4 million, net of tax) during fiscal 2018. During fiscal 2019, we were unable to settle on proposed working capital adjustments with Prime and, as a result, the proposed adjustments were submitted to arbitration proceedings under the terms of the Equity Purchase Agreement. During the fourth quarter of fiscal 2019, we recognized a charge of $5.5 million ($4.2 million, net of tax) related to the final working capital adjustments settled through arbitration proceedings. We have no significant contingencies or continuing involvement with Spring Mobile. The historical results of Spring Mobile, including the gain on sale, are reported as discontinued operations in our consolidated statements of operations for all periods presented.

(4)

Adjusted EBITDA is a supplemental financial measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures. Some of these limitations include:

•	certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table reconciles Adjusted EBITDA to net (loss) income for the periods specified below.

	Fiscal years ended
	February 1, 2020	February 2, 2019	February 3, 2018
($ in millions)
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income	$(470.9)	$(673.0)	$34.7
Loss (income) from discontinued operations, net of tax	6.5	(121.8)	195.7

Net (loss) income from continuing operations	$(464.4)	$(794.8)	$230.4
Interest expenses, net	27.2	51.1	55.3
Depreciation and amortization	96.2	126.9	151.9
Income tax expense	37.6	41.7	153.5

EBITDA	$(303.4)	$(575.1)	$591.1
Stock-based compensation	8.9	10.7	25.6
Goodwill impairments	363.9	970.7	—
Asset impairments(a)	21.7	45.2	13.8
Transformation costs(b)	37.9	—	—
Business divestiture and other(c)	10.8	—	5.5
Severance and other(d)	27.6	17.4	—

Adjusted EBITDA(e)	$167.4	$468.9	$636.0

(a)	See “footnote (2)” for a description of asset impairment charges.
(b)	Relates primarily to professional fees incurred in connection with our Project Reboot initiative.
(c)	Fiscal 2019 reflects the sale of Simply Mac and our efforts to wind down operations in Denmark, Norway and Sweden.
(d)	Relates primarily to executive severance and accelerated stock compensation and other corporate severance payments.
(e)	Does not reflect run rate cost savings.

(5)

As adjusted financial data gives pro forma effect to the Exchange Offer, assuming participation by 70% of the aggregate principal amount of the Existing Notes prior to the Early Tender Date and no participation thereafter.

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